Free Writing Prospectus pursuant to Rule 433 dated May 6, 2022

Registration Statement No. 333-253421

Autocallable Absolute Return S&P 500® Index-Linked Notes due
OVERVIEW

The notes do not bear interest. Unless your notes are automatically called or a barrier event has occurred, the amount that you will be paid on your notes on the stated maturity date is based on the performance of the S&P 500® Index as measured from the trade date to and including the determination date.

Your notes will be automatically called if, on any call observation date (each trading day from but excluding the original issue date to but excluding the determination date), the closing level of the underlier decreases by more than 20% from the initial underlier level (set on the trade date and may be higher or lower than the actual closing level of the underlier on that date). If your notes are automatically called, the return on your notes will be zero and you will receive a payment on the corresponding call payment date (the second business day after the call observation date) equal to the face amount of your notes.

A barrier event will occur if, on any day during the measurement period, which is the period from but excluding the trade date to and including the determination date, the closing level of the underlier increases by more than 20% from the initial underlier level.

If your notes are not automatically called and a barrier event has occurred, the return on your notes will be positive and at maturity you will receive between $1,036.5 and $1,042.8 (set on the trade date) for each $1,000 face amount of your notes (representing a return of between 3.65% and 4.28%), regardless of the final underlier level (which is the closing underlier level on the determination date). A barrier event may occur at any point during the measurement period; however, you will only receive the payment associated with a barrier event if the notes are not subsequently automatically called and you will not receive the payment associated with a barrier event until the stated maturity date.

If your notes are not automatically called and a barrier event had not occurred, at maturity, for each $1,000 face amount, you will receive (i) if the final underlier level is greater than the initial underlier level (a) $1,000 plus (b) $1,000 times the underlier return, which is the increase or decrease in the final underlier level from the initial underlier level, (ii) if the final underlier level is equal to or less than the initial underlier level, but not by more than 20%, (a) $1,000 plus (b) $1,000 times the absolute value of the underlier return (e.g., if the underlier return is -10%, your return will be +10%), or (iii) if the underlier return is less than -20%, the return on your notes at maturity will be zero and you will receive $1,000 for each $1,000 face amount of your notes. If your notes are not automatically called and a barrier event has occurred, the return on your notes will be limited to between 3.65% and 4.28% (set on the trade date). If the underlier return is negative, the return on your notes will not exceed 20%, even if the underlier return is less than -20%. If the underlier return is less than -20%, at maturity you will only receive the face amount of your notes.

A purchaser of these notes, in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes and the amount that a holder of the notes will receive at maturity.

You should read the accompanying preliminary pricing supplement dated May 5, 2022, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40057LYW5 / US40057LYW52
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the S&P 500® Index (current Bloomberg symbol: “SPX Index”)
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	expected to be between 24 months and 27 months following the trade date
Stated maturity date:	expected to be the second scheduled business day following the determination date
Hypothetical Payment Amount At Maturity*

Note Performance
(Barrier Event Has Not Occurred)
Note Performance
(Barrier Event Has Occurred)
150%
120%
103.65%
100%
50%
0%
Underlier
Performance
0%
50%
80%
100%
120%
150%
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Underlier Level as % of Initial Underlier Level

* assumes a contingent return of 3.65%.	Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
	200.000%	N/A	103.650%
	175.000%	N/A	103.650%
	150.000%	N/A	103.650%
	120.000%	120.000%	103.650%
	115.000%	115.000%	103.650%
	110.000%	110.000%	103.650%
	103.650%	103.650%	103.650%
	102.000%	102.000%	103.650%
	101.000%	101.000%	103.650%
	100.000%	100.000%	103.650%
	99.000%	101.000%	103.650%
	98.000%	102.000%	103.650%
	96.350%	103.650%	103.650%
	90.000%	110.000%	103.650%
	85.000%	115.000%	103.650%
	80.000%	120.000%	103.650%
	65.000%	100.000%	103.650%
	60.000%	100.000%	103.650%
	50.000%	100.000%	103.650%
	25.000%	100.000%	103.650%
	0.000%	100.000%	103.650%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Payment amount at maturity (for each $1,000 face amount of your notes):

if a barrier event has occurred, between $1,036.5 and $1,042.8; or

if a barrier event has not occurred, either

•if the underlier return is greater than or equal to 0%, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return, which sum will be no less than $1,000 and no more than $1,200.

•if the underlier return is less than 0% but greater than or equal to -20%, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute underlier return, which sum will be no more than $1,200.

•if the underlier return is less than -20%, $1,000.

Initial underlier level:	set on the trade date and may be higher or lower than the actual closing level of the underlier on that date
Final underlier level:	the closing level of the underlier on the determination date
Absolute Underlier Return:	the absolute value of the underlier return, expressed as a percentage (e.g., a -10% underlier return will equal a +10% absolute underlier return)
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Contingent return:	expected to be between 3.65% and 4.28%
Measurement period:

the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day

Barrier event:	on any trading day during the measurement period, the closing level of the underlier is greater than 120% of the initial underlier level.
Company’s redemption right:

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to $1,000

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing level of the underlier is less than 80% of the initial underlier level
Call observation dates:	expected to be each day from but excluding the original issue date to but excluding the determination date
Call payment dates:	expected to be the second business day after each call observation date
Estimated value range:	$950 to $980 (which is less than the original issue price; see accompanying preliminary pricing supplement)

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 27, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 27, general terms supplement no. 2,913 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 27, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•	Preliminary pricing supplement dated May 5, 2022
•	General terms supplement no. 2,913 dated June 17, 2021
•	Underlier supplement no. 27 dated April 26, 2022
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Securities” in the accompanying general terms supplement no. 2,913, “Additional Risk Factors Specific to the Notes” in the accompanying underlier supplement no. 27, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Potential for the Value of Your Notes to Increase Will Be Limited
▪	The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level
▪	Your Notes Are Subject to Automatic Redemption
▪	Your Notes Do Not Bear Interest
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

Risks Related to Tax

▪	Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

▪	If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪	The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪	Past Performance is No Guide to Future Performance
▪	Your Notes May Not Have an Active Trading Market
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪	The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪	Other Investors in the Notes May Not Have the Same Interests as You
▪

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 27:

Risks Relating to Securities Linked to Underliers

▪

The Policies of an Underlier Sponsor, if Applicable, and Changes that Affect an Underlier to Which Your Securities are Linked, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.